ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated April 12, 2011

$• UBS AG Market-Linked Notes Linked to a Currency Basket Relative
to the U.S. dollar due on or about April 30, 2014

Investment Description

The Market-Linked Notes Linked to a Currency Basket Relative to the U.S. Dollar (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”). The Notes provide exposure to the performance of an equally weighted basket consisting of the Australian dollar (“AUD”), the Brazilian real (“BRL”) and the Canadian dollar (“CAD”) (each a “basket currency” and together the “basket”) relative to the U.S. dollar (the “reference currency”). The Notes pay an annual contingent coupon of 3.00% of your principal amount if the basket return is zero or positive on the applicable contingent coupon valuation date. If the final basket return is zero or positive on the final valuation date (meaning that overall the basket currencies have held their value or strengthened against the reference currency on the final valuation date), then at maturity UBS will pay the principal amount of your Notes plus a return based on any positive final basket return above 9.00% (in addition to the contingent coupon of 3.00% of your investment otherwise due on such date). If the final basket return is negative on the final valuation date, UBS will repay the principal amount of your Notes at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑ Income: UBS will pay a 3.00% contingent coupon annually if the basket return is zero or positive on the applicable contingent coupon valuation date.

❑ Participation in Positive Final Basket Return: If the final basket return is zero or positive on the final valuation date, at maturity UBS will pay the full principal amount of the Notes and pay a return based on any positive final basket return above 9.00% (in addition to the contingent coupon of 3.00% otherwise due on such date). If the final basket return is negative on the final valuation date, investors receive their principal amount at maturity.

❑ Diversification Opportunity: The Notes provide an opportunity to diversify your portfolio through exposure to the basket currencies.

Key Dates(1)
Trade Date	April 27, 2011
Settlement Date	April 29, 2011
Contingent Coupon Valuation Dates	April 25, 2012, April 25, 2013 and the final valuation date
Contingent Coupon Payment Dates	April 30, 2012, April 30, 2013 and the maturity date
Final Valuation Date	April 25, 2014
Maturity Date(2)	April 30, 2014

(1) Expected. See page 3 for additional details.

(2) Subject to postponement in the event of a market disruption event.

Note Offering

These preliminary terms relate to the Market-Linked Notes Linked to a Currency Basket Relative to the U.S. Dollar. The return of the Notes will depend upon the performance of the basket currencies relative to the U.S. dollar. The Notes are offered at a minimum investment of $1,000, or 1 Note at $1,000.00 per Note, and integral multiples of $1,000.00 in excess thereof. The initial spot rate for each basket currency will be set on the trade date.

Basket Currencies	Reference Currency	Currency Weighting	Initial Spot Rate	Initial Basket Level	CUSIP	ISIN
Australian dollar (“AUD”)		AUD 1/3
Brazilian real (“BRL”)	USD	BRL 1/3	•	100	90261JGW7	US90261JGW71
Canadian dollar (“CAD”)		CAD 1/3

See “Indicative Terms” on page 3. The Notes we are offering will have the terms set forth in the accompanying product supplement, the accompanying currency and commodity supplement (to the extent specifically referenced herein), the accompanying prospectus and this free writing prospectus. See “Key Risks” beginning on page 11 and the more detailed “Risk Factors” beginning on page PS-8 of the accompanying product supplement relating to the Notes for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying product supplement, the accompanying currency and commodity supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount*		Proceeds to UBS*
Per Note	100%	•	%	•	%
Total	$•	$•		$•
		UBS Investment Bank

* UBS Securities LLC, which we also refer to as UBS Investment Bank, has agreed to purchase the Notes from UBS at $1,000.00 per Note minus a commission of up to $22.50 per Note. The actual commission received by UBS Securities LLC may be less than $22.50 per Note and will depend on market conditions at the time of each sale. In no event will the commission received by UBS Securities LLC exceed $22.50 per Note. Accordingly, the proceeds to UBS will be at least $977.50 per Note.

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a currency and commodity supplement for the various securities we may offer, including the Notes) with the Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦ Product supplement dated January 11, 2011:
http://www.sec.gov/Archives/edgar/data/1114446/000119312511005724/d424b2.htm

♦ Currency and commodity supplement dated January 13, 2009:
http://www.sec.gov/Archives/edgar/data/1114446/000139340109000045/v136621_69520-424b2.htm

♦ Prospectus dated January 13, 2009:
http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Notes” refers to the Market-Linked Notes Linked to a Currency Basket relative to the U.S. dollar that are offered hereby. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 11, 2011, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 13, 2009, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦ You fully understand the risks inherent in an investment in the Notes.

♦ You seek an investment with a return linked to the performance of the basket currencies relative to the U.S. dollar.

♦ You believe that the basket return will be positive over the term of the Notes (meaning that the U.S. dollar will weaken relative to the basket currencies) and that the level of the basket will be equal to or greater than the initial basket level on each applicable contingent coupon valuation date (including the final valuation date).

♦ You do not seek an investment with guaranteed fixed rate payments.

♦ You are willing and able to hold the Notes to maturity, a term of three years, and you are aware that there may be little or no secondary market for the Notes.

♦ You are willing to assume the credit risk of UBS AG for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

♦ You do not fully understand the risks inherent in an investment in the Notes.

♦ You do not seek an investment with a return linked to the performance of the basket currencies relative to the U.S. dollar.

♦ You do not believe that the basket return will be positive over the term of the Notes (meaning that the U.S. dollar will strengthen relative to the basket currencies) and that the level of the basket will be equal to or greater than the initial basket level on each applicable contingent coupon valuation date (including the final valuation date).

♦ You seek an investment with guaranteed fixed rate payments.

♦ You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar or exceed any downward fluctuations in the level of the basket.

♦ You are unwilling or unable to hold the Notes to maturity, a term of three years, or seek an investment for which there will be an active secondary market.

♦ You are unwilling or unable to assume the credit risk of UBS AG for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 11 and more detailed “Risk Factors” beginning on page PS-8 of the product supplement for risks related to an investment in the Notes.

Indicative Terms(1)

Issuer	UBS AG, Jersey Branch
Issue Size	•
Issue Price	$1,000.00 per Note (subject to a minimum purchase of 1 Note).
Currency of the Issue	United States dollars
Term

3 years. In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.

Basket Currencies and Currency Weighting	Basket Currency	Currency Weighting
	Australian dollar (“AUD”)	1/3
	Brazilian real (“BRL”)	1/3
	Canadian dollar (“CAD”)	1/3
Contingent Coupon

On each contingent coupon date, UBS will pay you an amount in cash equal to 3.00% of the principal amount of your Notes only if the basket return is zero or positive on the applicable contingent coupon valuation date.

Annual contingent coupons on the Notes are not guaranteed. UBS will not pay you the annual contingent coupon for any contingent coupon valuation date on which the basket return is negative.

Payment at Maturity (per Note)

If the final basket return is zero or positive on the final valuation date, at maturity UBS will pay you a cash payment per Note (in addition to the contingent coupon otherwise due on such date) equal to:

$1,000.00 + [$1,000.00 × the greater of: 0 and (Final Basket Return – 9.00%)]

If the final basket return is negative on the final valuation date, at maturity UBS will repay the principal amount, or $1,000.00 per Note.

Initial Basket Level	100
Final Basket Level

On any contingent coupon valuation date, the final basket level will be calculated as follows:

100 x [1 + (AUD Currency Return x 1/3) + (BRL Currency Return x 1/3) + (CAD Currency Return x 1/3)]

The AUD currency return, BRL currency return and CAD currency return refer to the currency return for the Australian dollar, the Brazilian real and the Canadian dollar, respectively.

Basket Return

On any contingent coupon valuation date, the percentage change in the level of the basket from the Initial basket level to the final basket level, calculated as follows:

Final Basket Level – Initial Basket Level
Initial Basket Level

Final Basket Return	The basket return calculated on the final valuation date.
Currency Return	For AUD spot rate: Final Spot Rate – Initial Spot Rate Final Spot Rate For CAD and BRL spot rates: Initial Spot Rate – Final Spot Rate Initial Spot Rates

Final Spot Rate

For AUD and CAD the spot rate for AUD and CAD relative to the U.S. dollar determined by the calculation agent as observed through trades through the Electronic Broking Services, Reuters Dealing 3000 and various voice brokers at approximately 10:00 a.m. New York City time on the applicable contingent coupon valuation date, subject to any further determination of the calculation agent as set forth in the product supplement and the currency and commodity supplement. For more information, see “Deliverable Currencies – Australian dollar (AUD) and Canadian dollar (CAD)” beginning on page CCS-2 of the currency and commodity supplement and ”Payment at Maturity” on page CCS-8 of the currency and commodity supplement.

For BRL, the spot rate for the relevant basket currency relative to the U.S. dollar on the applicable contingent coupon valuation date, determined by the calculation agent as set forth in the product supplement and the currency and commodity supplement. For more information, see “Non-Deliverable Currencies – Brazilian real (BRL)” beginning on page CCS-11 of the currency and commodity supplement.

Initial Spot Rate

For each basket currency, the spot rate determined by the calculation agent as observed through trades through the Electronic Broking Services, Reuters Dealing 3000 and various voice brokers at 3:00 p.m., New York City Time on the Trade Date.

Initial Spot Rates	AUD/USD	•
	USD/BRL	•
	USD/CAD	•
Contingent Coupon Valuation Dates

April 25, 2012, April 25, 2013 and the final valuation date; unless the calculation agent determines that a market disruption event (as set forth in the product supplement and currency and commodity supplement) occurs or is continuing with respect to a basket currency on any such day. In such case, or if the applicable contingent coupon valuation date is not a business day for such basket currency, the contingent coupon valuation date for the affected basket currency (and only for such basket currency) will be the first preceding or first following business day on which the calculation agent determines that a market disruption event does not occur and/or is not continuing with respect to such basket currency. In no event, however, will a contingent coupon valuation date for any basket currency be postponed by more than 10 consecutive days for the calculation of the AUD/USD and USD/CAD spot rates and 30 consecutive days for the calculation of the USD/BRL spot rates. See “General Terms of the Notes—Market Disruption Event” on page
PS-22 of the product supplement and the descriptions of additional market disruption events applicable to USD/BRL spot rate, on pages CCS-11 of the currency and commodity supplement.

Contingent Coupon Payment Dates	April 30, 2012, April 30, 2013 and the maturity date.
Final Valuation Date	April 25, 2014. The final valuation date is subject to postponement as described above under “Contingent Coupon Valuation Dates”
Defeasance	Neither full defeasance nor covenant defeasance will apply to the Notes.

__________

(1) UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Determining Contingent Coupons and Payment at Maturity

The initial spot rate for each basket currency is determined. The initial basket level is set equal to 100.

The spot rates, currency returns, final basket level and basket return are determined on the applicable contingent coupon valuation date.

If the basket return is zero or positive on the applicable contingent coupon valuation date, UBS will pay you a contingent coupon per Note equal to 3.00% of your principal amount.

If the basket return is negative on the applicable contingent coupon valuation date, UBS will not pay you any contingent coupon for such contingent coupon date.

The final spot rates, currency returns, final basket level and final basket return are determined.

If the final basket return is zero or positive on the final valuation date, at maturity UBS will pay you a cash payment per Note (in addition to the contingent coupon otherwise due on such date) equal to:

$1,000.00 + [$1,000.00 × the greater of:
0 and (Final Basket Return – 9.00%)]

If the final basket return is negative on the final valuation date, at maturity UBS will repay the principal amount, or $1,000.00 per Note.

ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

How will your payment on any Contingent Coupon Date and the Maturity Date be calculated?

Your payment on any contingent coupon payment date and the maturity date will depend on the basket return. The following steps are necessary to calculate the basket return:

Step 1: Calculate the Currency Return for each of the Basket Currencies.

The AUD Currency Return is the difference between the AUD/USD Final Spot Rate on the applicable valuation date and the AUD/USD Initial Spot rate divided by the AUD/USD Final Spot Rate on the applicable valuation date, expressed as a percentage and calculated as follows:

AUD Currency Return =	AUD/USD Final Spot Rate – AUD/USD Initial Spot Rate
AUD/USD Final Spot Rate

An increase in the value of the Australian dollar relative to the U.S. dollar is expressed as an increase in the AUD/USD spot rate.

The CAD Currency Return is the difference between the USD/CAD Initial Spot Rate and the USD/CAD Final Spot Rate on the applicable valuation date, divided by the USD/CAD Initial Spot Rate, expressed as a percentage and calculated as follows:

CAD Currency Return =	USD/CAD Initial Spot Rate – USD/CAD Final Spot Rate
USD/CAD Initial Spot Rate

An increase in the value of the Canadian dollar relative to the U.S. dollar is expressed as a decrease in the USD/CAD spot rate.

The BRL Currency Return is the difference between the USD/BRL Initial Spot Rate and the USD/BRL Final Spot Rate on the applicable valuation date, divided by the USD/BRL Initial Spot Rate, expressed as a percentage and calculated as follows:

BRL Currency Return =	USD/BRL Initial Spot Rate – USD/BRL Final Spot Rate
USD/BRL Initial Spot Rate

An increase in the value of the Brazilian real relative to the U.S. dollar is expressed as a decrease in the USD/BRL spot rate.

Step 2: Calculate the Basket Level.

The Basket Level will be calculated as follows:

100 x [1 + (AUD Currency Return x 1/3) + (BRL Currency Return x 1/3) +
(CAD Currency Return x 1/3)]

Step 3: Calculate the Basket Return.

Basket Return =	Basket Level – Initial Basket Level
Initial Basket Level

Step 4: Calculate the payment on any Contingent Coupon Payment Date and on Maturity Date.

If on any contingent coupon valuation date the basket return is equal to zero or positive, your payment on such contingent coupon payment date per Note will be equal to 3.00% of your investment.

If on any contingent coupon valuation date the basket return is negative, you will not receive any contingent coupon on the applicable contingent coupon payment date.

If on the final valuation date the final basket return is equal to zero or positive, then in addition to receiving the 3.00% contingent coupon on the maturity date, your payment at maturity per Notes will be calculated as follows:

$1,000.00 + [$1,000.00 × the greater of: 0 and
(Final Basket Return – 9.00%)]

If the final basket return is negative on the final valuation date, your payment at maturity per Note will be equal to your principal amount.

Hypothetical Examples and Return Table

The following payment examples for the Notes show scenarios for the payment at maturity of the Notes, illustrating positive and negative basket returns. The following examples are based on hypothetical initial spot rates and hypothetical final spot rates (the actual initial spot rates will be determined on the trade date and the actual final spot rates will be determined on the final valuation date), for the basket currencies, and the resulting basket return. The hypothetical final spot rate values for the basket currencies have been chosen arbitrarily for the purpose of illustration only, are not associated with UBS research forecasts for any basket currency’s exchange rate and should not be taken as indicative of the future performance of any basket currency. In some instances, values have been rounded for ease of analysis.

Principal Amount:	$1,000.00
Term:	3 years
Initial Basket Level:	100
Contingent Coupon Rate:	3.00% of the Principal Amount ($30.00)
Observation Dates:	Annual

Example A: The Basket Return is positive on each of the Contingent Coupon Valuation Dates and the Level of the Basket increases from an Initial Basket Level of 100 to a Final Basket Level of 115 on the Final Valuation Date.

Date	Final Basket Level	Payment (per Security)
First Contingent Coupon Valuation Date (April 25, 2012)	105 (for a Basket Return of 5.00%)	$30.00
Second Contingent Coupon Valuation Date (April 25, 2013)	110 (for a Basket Return of 10.00%)	$30.00
Third Contingent Coupon Valuation Date (April 25, 2014)	115 (for a Basket Return of 15.00%)	$30.00
Final Valuation Date	115 (for a Final Basket Return of 15.00%)	$1,000.00 + ($1,000.00 × max (0, (Basket Return – 9.00%)))] = $1,000.00 + [$1,000.00 x (15.00% - 9.00%)] = $1,000.00 + $60.00 = $1,060.00 (Payment at Maturity)
	Total Payment:	$1,150.00 (15.00% return)

Since the final basket return is zero or positive on the final valuation date, UBS will pay you on the maturity date a total of $1,060.00 per Note, reflecting your principal amount plus the excess of the final basket return as of the final valuation date over 9.00%. When added to the contingent coupons of $90.00 received in respect of prior contingent coupon valuation dates and the final valuation date, UBS will have paid you a total of $1,150.00 per Note for a 15.00% total return on the Notes.

The table below illustrates how the Final Basket Level in the above example was calculated:

Basket Currency	Hypothetical Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	1.0347	1.2173	15.00%	1/3	5.00%
CAD	0.9638	0.8674	10.00%	1/3	3.33%
BRL	1.6071	1.2857	20.00%	1/3	6.67%
			Sum of weighted Currency Returns =		15.00%
	Final Basket Level = 100 (1 + Sum of weighted Currency Returns) =				115.00

Example B: The Basket Return is negative on one of the Contingent Coupon Valuation Dates and the Level of the Basket increases from an Initial Basket Level of 100 to a Final Basket Level of 105 on the Final Valuation Date.

Date	Final Basket Level	Payment (per Security)
First Contingent Coupon Valuation Date (April 25, 2012)	95 (for a Basket Return of -5.00%)	$ 0.00
Second Contingent Coupon Valuation Date (April 25, 2013)	100 (for a Basket Return of 0.00%)	$30.00
Third Contingent Coupon Valuation Date (April 25, 2014)	105 (for a Basket Return of 5.00%)	$30.00

Final Valuation Date	105 (for a Final Basket Return of 5.00%)	$1,000.00 + ($1,000.00 × max (0, (Basket Return – 9.00%)))] = $1,000.00 + [$1,000.00 × (0)] = $1,000.00 + $0.00 = $1,000.00 (Payment at Maturity)
	Total Payment:	$1,060.00 (6.00% return)

Since the final basket return is zero or positive, but the final basket return is less than 9.00% on the final valuation date, UBS will pay you $1,000.00 per Note, reflecting your principal amount. When added to the contingent coupons of $60.00 received in respect of two contingent coupon valuation dates, UBS will have paid you a total of $1,060.00 per Note for a 6.00% total return on the Notes.

The table below illustrates how the Final Basket Level in the above example was calculated:

Basket Currency	Hypothetical Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	1.0347	1.0892	5.00%	1/3	1.67%
CAD	0.9638	0.8867	8.00%	1/3	2.67%
BRL	1.6071	1.5750	2.00%	1/3	0.67%
			Sum of weighted Currency Returns =		5.00%
	Final Basket Level = 100 (1 + Sum of weighted Currency Returns) =				105.00

Example C: The Level of the Basket decreases from an Initial Basket Level of 100 to a Final Basket Level of 95 on the Final Valuation Date.

Date	Final Basket Level	Payment (per Security)
First Contingent Coupon Valuation Date (April 25, 2012)	85 (for a Basket Return of -15.00%)	$ 0.00
Second Contingent Coupon Valuation Date (April 25, 2013)	90 (for a Basket Return of -10.00%)	$ 0.00
Third Contingent Coupon Valuation Date (April 25, 2014)	95 (for a Basket Return of -5.00%)	$ 0.00
Final Valuation Date	95 (for a Final Basket Return of -5.00%)	$1,000.00 (Payment at Maturity)
	Total Payment:	$1,000.00 (0.00% return)

Since the final basket return is negative on the final valuation date, UBS will pay you your principal amount on the maturity date of $1,000.00 per Note. Because the basket return was negative on each of the contingent coupon valuation dates, UBS will not pay you any contingent coupons. Therefore, UBS will pay you $1,000.00 per Note for a 0.00% total return on the Notes.

The table below illustrates how the Final Basket Level in the above example was calculated:

Basket Currency	Hypothetical Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	1.0347	0.9406	-10.00%	1/3	-3.33%
CAD	0.9638	1.0024	-4.00%	1/3	-1.33%
BRL	1.6071	1.6232	-1.00%	1/3	-0.33%
			Sum of weighted Currency Returns =		-5.00%
	Final Basket Level = 100 (1 + Sum of weighted Currency Returns) =				95.00

The following return table and graph illustrate the hypothetical payment amount at maturity per Note for a range of basket returns. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity (minus any Contingent Coupons)
200.00	100.00%	$1,910.00
190.00	90.00%	$1,810.00
180.00	80.00%	$1,710.00
170.00	70.00%	$1,610.00
160.00	60.00%	$1,510.00
150.00	50.00%	$1,410.00
140.00	40.00%	$1,310.00
130.00	30.00%	$1,210.00
120.00	20.00%	$1,110.00
115.00	15.00%	$1,060.00
110.00	10.00%	$1,010.00
105.00	5.00%	$1,000.00
100.00	0.00%	$1,000.00
95.00	-5.00%	$1,000.00
90.00	-10.00%	$1,000.00
80.00	-20.00%	$1,000.00
70.00	-30.00%	$1,000.00
60.00	-40.00%	$1,000.00
50.00	-50.00%	$1,000.00
40.00	-60.00%	$1,000.00
30.00	-70.00%	$1,000.00
20.00	-80.00%	$1,000.00
10.00	-90.00%	$1,000.00
0.00	-100.00%	$1,000.00

Hypothetical Historical Performance

The following graphs show the daily performance of each basket currency during the period from April 5, 2001 through April 5, 2011 at approximately 2:00 p.m. New York City time on each business day during such period. Each of the basket currency spot rates were obtained from Bloomberg L.P., without independent verification. On April 5, 2011 the AUD/USD spot rate was 1.0347, the USD/BRL spot rate was 1.6071 and the USD/CAD spot rate was 0.9638. The actual value of ach basket currency will be determined on the trade date. For purposes of the Notes, the initial basket level is indexed to 100. The historical performance of each basket currency should not be taken as an indication of future performance, and no assurance can be given as to the level of each basket currency on any given day.

Historical Basket Currency Foreign Exchange Rate Level

The weakening of the exchange rate level of the following basket currencies (meaning that the U.S. dollar weakens vs. such basket currency) will have a positive impact on the basket return. The strengthening of the exchange rate level of the following basket currencies (meaning that the U.S. dollar strengthens vs. such basket currency) will have a negative impact on the basket return.

The strengthening of the exchange rate level of the following basket currency (meaning that the U.S. dollar weakens vs. such basket currency) will have a positive impact on the basket return. The weakening of the exchange rate level of the following basket currency (meaning that the U.S. dollar strengthens vs. such basket currency) will have a negative impact on the basket return.

Hypothetical Historical Basket Levels

The following graph shows the daily performance of the hypothetical basket level during the period from April 5, 2001 through April 5, 2011 on each business day during such period using a hypothetical initial basket level indexed to 100 on April 5, 2011 based upon the spot rates of each basket currency determined on that day. The hypothetical basket level for any prior day was obtained using the formula for the calculation of the final basket level described above with each currency return determined using the applicable spot rates on April 5, 2011 and the relevant prior date. For purposes of the Notes, the initial basket level will be indexed to 100 on the trade date. The hypothetical historical performance of the basket should not be taken as an indication of future performance, and no assurance can be given as to the level of the basket on any given day.

The foregoing performance data for the basket has been calculated retrospectively by applying actual historical spot rates of the basket currencies during the relevant period. This retrospective performance data is furnished for informational purposes only and is not an indication of future performance. There can be no assurance that the performance of the individual basket currencies in the 2001—2011 periods to date will be repeated in whole or in part. The future performance of the basket may differ significantly from its retrospective performance.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the product supplement and the currency and commodity supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦ Risk of little or no return on your investment in the Notes — You are not guaranteed any positive return on your investment in the Notes. You will not receive the contingent coupon for any contingent coupon valuation date on which the final basket return is negative. If the final basket return is negative on the final valuation date, UBS will repay your principal amount at maturity, but you will not participate in any appreciation of the basket above 9%. In such case, you will not receive any positive return on your investment in the Notes. Therefore, if the basket level declines during the term of your Notes, you may receive little or no return on your investment in the Notes.

♦ Repayment of at least 100% of your principal amount applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. UBS will pay you at least 100% of the principal amount of your Notes only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the final valuation date. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the basket level has increased and you may have to sell them at a loss.

♦ You may not receive any contingent coupons — UBS will not necessarily make annual contingent coupons on the Notes. If the basket return is negative on any contingent coupon valuation date, UBS will not pay you the contingent coupon applicable to such valuation date. You will only receive the annual contingent coupon of 3.00% of your principal amount if the basket return is zero or positive on the applicable contingent coupon valuation date.

♦ Market risk — The return on the Notes at maturity is linked to the depreciation of the U.S. dollar relative to the basket currencies, and will depend on whether, and the extent to which, the U.S. dollar depreciates against such currencies during the term of the Notes. The value of the basket will be affected by movements in the exchange rates of the basket currencies relative to the U.S. dollar. The exchange rates for the basket currencies relative to the U.S. dollar are the result of the supply of, and the demand for, those basket currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries. Of particular importance to foreign exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the relevant foreign country and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance. You, as an investor in the Notes, should make your own investigation into the respective basket currencies and the merits of an investment linked to the basket.

♦ Changes in the exchange rate levels of the basket currencies may offset each other — The Notes are linked to an equally weighted basket composed of the basket currencies. At a time when the value of one or more basket currencies relative to the U.S. dollar increases, the value of one or more of the other basket currencies relative to the U.S. dollar may not increase as much or may even decline. Therefore, in calculating the basket level, increases in the value of one or more of the basket currencies relative to the U.S. dollar may be moderated, or offset, by lesser increases or declines in the value of one or more of the other basket currencies relative to the U.S. dollar.

♦ The amount you receive at maturity may result in a yield that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.

♦ There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

♦ Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.

♦ The formula for calculating the contingent coupons and payment at maturity of the Notes will not take into account all developments in the basket currencies — Changes in the exchange rates for the basket currencies relative to the U.S. dollar during the term of the Notes in the periods between the contingent coupon valuation dates may not be reflected in the determination of whether the contingent coupon is payable on any contingent coupon payment date or the calculation of the payment at maturity. Generally, the calculation agent will make such contingent coupon determination or calculate the payment at maturity by comparing only the initial basket level on the trade date and the final basket level on the applicable contingent coupon valuation date (or the final valuation date). No other levels will be taken into account. As a result, the relevant basket return may be less than zero even if the relevant exchange rates for the basket currencies have moved favorably at certain times during the term of the Notes before moving to an unfavorable level on the applicable contingent coupon valuation date (or the final valuation date).

♦ Owning the Notes is not the same as owning the individual basket currencies — The return on your Notes may not reflect the return you would realize if you actually converted your U.S. dollars into or purchased a foreign exchange contract on the Australian dollar, the Brazilian real and Canadian dollar.

♦ The spot rates for the basket currencies will be influenced by unpredictable factors which interrelate in complex ways — The AUD/USD spot rate, the USD/BRL spot rate and the USD/CAD spot rate are a result of the supply of, and demand for, each currency. Changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in the United States, Australia, Brazil and Canada. These conditions include, for example, the overall growth and performance of the economies of the United States, Australia, Brazil and Canada, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States and Australia, Brazil and Canada, market interventions by the Federal Reserve Board or the respective central banks of Australia, Brazil and Canada, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the United States, Australia, Brazil and Canada, the stability of the government of the United States and the governments of Australia, Brazil and Canada and their respective banking systems, the structure of and confidence in the global monetary system, wars in which the United States, Australia Brazil and Canada are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States, Australia, Brazil and Canada and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events. It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes are likely to trade differently from the exchange rates of the basket currencies relative to the U.S. dollar, and changes in the exchange rates of the basket currencies relative to the U.S. dollar are not likely to result in comparable changes in the market value of your Notes.

♦ The liquidity, trading value and amounts payable under the Notes could be affected by the actions of sovereign governments of the United States, Australia, Brazil and Canada — Exchange rates of most economically developed nations, including the United States, Australia and Canada are “floating,” meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations such as Brazil, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including Australia’s, Brazil’s and Canada’s, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments of Australia, Brazil and Canada, which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Australian dollar, the Brazilian real, the Canadian dollar, and the U.S. dollar or any other currency.

♦ Legal and regulatory risks — Legal and regulatory changes could adversely affect foreign exchange rates. In addition, many government agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to foreign exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the basket and, consequently, on the value of the Notes.

♦ Currency markets may be volatile — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign exchange rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Notes could be affected by action of the governments of Australia, Brazil and Canada. These factors may affect the value of the basket currencies relative to the U.S. dollar and the value of your Notes in varying ways, and different factors may cause the values of the basket currencies, as well as the volatility of their exchange rates, to move in inconsistent directions at inconsistent rates.

♦ The calculation agent can make adjustments that affect the basket currencies and may adversely affect the values of the Notes — The calculation agent may make certain adjustments or determinations upon certain events that may effect a basket currency.

Market Disruption: If a basket currency is no longer available or becomes subject to the imposition of exchange controls or other circumstances beyond UBS’s control or is no longer used for settlement of transactions by financial institutions in the international banking community or the foreign exchange market, or if there is no spot exchange rate for the applicable currency pair, the calculation agent, will make all determinations in respect of the affected basket currency as appropriate to account for he economic effect of that event taking into consideration all available information that in good faith it deems relevant.

Substitute Currency: If a basket currency is converted into another currency, or another currency is substituted for the currency (in each case the “new currency”) pursuant to applicable law or regulation (the “relevant law”), such basket currency shall be substituted for the new currency for all purposes of the Notes at the conversion rate prescribed in the relevant law at the time of such substitution.

♦ Emerging markets risk — One of the basket currencies is an emerging market currency. The possibility exists of significant changes in rates of exchange between a non-emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which UBS has no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. You must be willing to accept that fluctuations in spot exchange rates involving one or more emerging market currencies that have occurred in the past are not necessarily indicative of fluctuations that can occur during the term of this investment and that the volatility inherent in emerging market currency transactions could significantly affect the overall return on your investment in the Notes.

♦ Historical performance of the AUD/USD spot rate, the USD/BRL spot rate and the USD/CAD spot rate should not be taken as an indication of its future performance of the basket currencies during the term of the Notes — It is impossible to predict whether any of the AUD/USD spot rate, the USD/BRL spot rate and the USD/CAD spot rate will rise or fall. The AUD/USD spot rate, the USD/BRL spot rate and the USD/CAD spot rate will be influenced by complex and interrelated political, economic, financial and other factors.

♦ Information on the Basket Currencies may not be readily available — There is no systematic reporting of last-sale information for many currencies. Reasonable current bid and offer information may be available in certain brokers’ offices, in bank trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the applicable foreign exchange rate relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for you and other investors to obtain timely, accurate data about the state of the currency markets. Certain relevant information relating to Australia, Brazil and Canada may not be as well known or as rapidly or thoroughly reported in the United States as comparable to U.S. developments. Prospective purchasers of the Notes should be aware of the possible lack of availability of important information that can affect the value of the basket currencies and must be prepared to make special efforts to obtain such information on a timely basis

♦ There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.

♦ The market value of the Notes may be influenced by unpredictable factors — The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the AUD/USD spot rate, the USD/BRL spot rate and the USD/CAD spot rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

♦ supply and demand for the Notes, including inventory positions held by UBS Securities LLC or any other market maker;

♦ Australian dollar, Brazilian real, Canadian dollar and U.S. dollar interest rates;

♦ the time remaining to the final valuation date;

♦ the creditworthiness of UBS; and

♦ volatility of the AUD/USD spot rate, the USD/BRL spot rate and the USD/CAD spot rate.

♦ Even though the Australian dollar, the Brazilian real, the Canadian dollar and the U.S. dollar are traded around-the-clock, if a secondary market develops, the Notes may trade only during regular trading hours in the United States — The spot market for the Australian dollar, the Brazilian real, the Canadian dollar and the U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the Australian dollar, the Brazilian real, the Canadian dollar and the U.S. dollar are traded. To the extent that U.S. markets are closed while the markets for the Australian dollar, the Brazilian real and the Canadian dollar remain open, significant price and rate movements may take place in such markets that will not be reflected immediately in the price of the Notes on such exchange.

♦ The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial price to public, since the initial price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

♦ There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-26 of the product supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the basket currencies has occurred or is continuing on a day when the calculation agent will determine the final spot rate for a particular basket currency. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.

♦ The business activities of UBS or its affiliates may create conflicts of interest — We and our affiliates expect to engage in trading activities related to the Australian dollar, the Brazilian real and the Canadian dollar that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.

♦ Potentially inconsistent research, opinions or recommendations by UBS — We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the basket to which the Notes are linked or the value of the Notes.

♦ You must rely on your own evaluation of the merits of an investment linked to the basket currencies — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in foreign currency exchange rates. These views are sometimes communicated to clients who participate in currency exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in currency exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the currency exchange markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future currency exchange rate.

♦ Trading and other transactions by UBS or its affiliates in the foreign exchange and currency derivative market may impair the value of the Notes — We or one or more of our affiliates may hedge our foreign currency exposure from the Notes by entering into foreign exchange and currency derivative transactions, such as options or futures related to the basket currencies. Our trading and hedging activities may affect the AUD/USD spot rate, the USD/BRL spot rate and the USD/CAD spot rate and make it less likely that you will receive a return on your investment in the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or our affiliates may also engage in trading in instruments linked to the AUD/USD spot rate, the USD/BRL spot rate and the USD/CAD spot rate on a regular basis as part of our general foreign exchange trading and services and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the AUD/USD spot rate, the USD/BRL spot rate and the USD/CAD spot rate. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

♦ The calculation agent can accelerate or postpone the determination of the basket level on any contingent coupon valuation date (including the final valuation date) and any contingent coupon date (including the maturity date), if a market disruption event occurs on the applicable contingent coupon valuation date — If the calculation agent determines that a market disruption event has occurred or is continuing with respect to a basket currency on any contingent coupon valuation date (including the final valuation date), the applicable valuation date will be accelerated or postponed with respect to such basket currency until the first business day on which no market disruption event occurs or is continuing. If such an acceleration or postponement occurs, then the calculation agent will instead determine the basket level with reference to the spot rate of the affected basket currency on the first business day after that day on which no market disruption event occurs or is continuing with respect to such basket currency. In no event, however, will any contingent coupon valuation date (including the final valuation date) be postponed by more than 10 consecutive days for the calculation of the AUD/USD and USD/CAD spot rates or 30 consecutive days for the calculation of the USD/BRL spot rates. As a result, the contingent coupon date or maturity date for the Notes could also be accelerated or postponed.

If a contingent coupon valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the applicable valuation date for such basket currency. If the spot rate of such basket currency is not available on the last possible day that qualifies as the applicable valuation date, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the basket that would have prevailed in the absence of the market disruption event or such other reason.

See “General Terms of the Notes—Market Disruption Event” on page PS-22 of the product supplement and the descriptions of additional market disruption events applicable to USD/BRL on pages CCS-12 of the currency and commodity supplement.

♦ For United States federal income tax purposes, the Notes should be treated as debt instruments subject to special rules governing contingent coupon debt obligations—The Notes should be treated as debt instruments subject to special rules governing contingent coupon debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the Notes over their term based on the comparable yield and projected payment schedule for the Notes, subject to adjustments as described below, which may exceed the actual payments that you receive in any particular taxable year. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income. If you are a secondary purchaser of the Notes, the tax consequences to you may be different. Please see “What are the tax consequences of the Notes” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Notes in your particular circumstances.

You are urged to review “Risk Factors” in the product supplement for additional description of the risks related to an investment in the Notes.

What are the tax consequences of the Notes?

The tax treatment of your Notes is generally described under “1. Notes Treated as Long-Term Contingent Payment Debt Obligations” in “Supplemental U.S. Tax Considerations” on page PS-29 of the product supplement. The discussion below supplements and, to the extent inconsistent, replaces the discussion in the product supplement. We urge you to read the more detailed discussion in the product supplement.

In the opinion of Cadwalader, Wickersham & Taft LLP, the Notes should be treated as a debt instrument subject to special rules governing contingent payment debt obligations for United States federal income tax purposes, and the rest of this discussion assumes such treatment is respected.

Under the contingent payment debt obligation rules, regardless of your method of accounting, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include in income amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We have determined the comparable yield for the Notes is equal to •% per annum, compounded semiannually, with a projected payment at maturity of $• based on an investment of $1,000. Based upon this comparable yield, if you are an initial holder that holds a Note until the scheduled maturity and you pay your taxes on a calendar year basis, we have determined that you would generally be required to pay taxes on the following amounts of ordinary income from the Note each year: $• in 2011, $• in 2012 and $• in 2013. However, if the actual amount you receive in any taxable year, including at maturity, is greater than the total amount of projected payments for that taxable year, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in such year by an amount that is equal to such excess. Conversely, if the actual amount you receive in any taxable year, including at maturity, is less than the total amount of projected payments for that taxable year, you would be required to make a negative adjustment that is applied (a) first to decrease the amount of interest income that you recognize in such year on such Notes and (b) second, to give rise to an ordinary loss to the extent of your interest income on the Notes from prior years that has not been previously offset by prior net negative adjustments. Any net negative adjustment in a taxable year in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the Notes or to offset the amount realized on a sale, exchange, redemption or repurchase of the Notes. A net negative adjustment is not subject to the two percent limitation on miscellaneous itemized deductions.

You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield is neither a prediction nor a guarantee of what the actual payment you receive will be, or that the actual payment you receive will even exceed the full principal amount. The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent coupons with respect to the Notes.

Upon the sale, exchange, redemption or maturity of your Notes you will recognize gain or loss in an amount equal to the difference if any, between the amount of cash you receive at such time (other than with respect to any coupon due on such date) and your adjusted basis in your Notes. In general, your adjusted basis in your Notes will equal the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes (in accordance with the comparable yield and the projected payment schedule for your Notes) and decreased by the amount of the projected amount of any contingent coupon payment previously made on your Notes. Any gain recognized on the sale, exchange, redemption or maturity of your Notes will generally be ordinary interest income and any loss on such Notes will generally be ordinary loss to the extent of interest you include as income in the current or previous tax years in respect of your Notes and, thereafter, capital loss.

Information with Respect to Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (which includes the Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its gross interest income and its net gains from the sale, redemption, or maturity of Notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Backup Withholding and Information Reporting. Please see the discussion under “Supplemental U.S. Tax Considerations—Disclosure Applicable to all Notes” in the accompanying product supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes. In addition, pursuant to recently enacted legislation, payments on the Notes made to corporate U.S. holders after December 31, 2011 may be subject to information reporting and backup withholding.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Securities LLC and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC may resell the Notes to securities dealers (the “dealers”) at a discount from the original issue price applicable to the Notes of up to the underwriting discount set forth on the front cover of the final pricing supplement. In some cases, the dealers may resell the Notes to other securities dealers who resell to investors and pay those other securities dealers all or part of the discount or commission they receive from UBS Securities LLC.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121 In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as a Protection Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦ Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

♦ Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦ Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦ Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Notes to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed above, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus, as supplemented by a product supplement and a currency and commodity supplement for the various securities we may offer, including the Notes) with the SEC for the offering to which this communication relates. Before you invest, you should read these documents and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 800-722-7370.